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28
DSLpc  November  09,  2000
Form  10K/10K  3  97/Exhibit  27
EXHIBIT 27 This Schedule contains unaudited summary financial information extracted from the Consolidated Balance Sheet as of September 30, 2000 and the related Consolidated Statements of Income and Cash Flows for the three and nine months ended September 30, 2000, and is qualified in its entirety by reference to such financial statements.

                        GREEN MOUNTAIN POWER CORPORATION
                             FINANCIAL DATA SCHEDULE
                          FORM 10-Q SEPTEMBER 30, 2000

Period  -  Type                                         9  Months
Fiscal  Year  End                                  December  31,  2000
Period  End                                        September  30,  2000
Book  Value                                             Per  Book
Total  Net  Utility  Plant                                $193,921
Other  Property  and  Investments                           20,823
Total  Current  Assets                                     47,183
Total  Deferred  Charges                                   46,069
Other  Assets                                              9,290
Total  Assets                                            317,286
Common  Stock                                             18,438
Capital  Surplus,  Paid  In                                 73,035
Retained  Earnings                                         7,594
Total  Common  Stockholders  Equity                         98,689
Preferred  Stock  -  Mandatory  Redemption                      240
Preferred  Stock  -  Not  Mandatory  Redemption               12,795
Long  Term  Debt,  Net                                      80,100
Short  Term  Notes                                          9,600
Long  Term  Notes  Payable                                       0
Commercial  Paper                                              0
Long  Term  Debt  -  Current  Portion                          6,700
Preferred  Stock  -  Current  Portion                           240
Capital  Lease  Obligations                                 7,038
Capital  Leases  -  Current  Obligations                          0
Other  Items  Capital  and  Liability                       102,124
Total  Capitalization  and  Liabilities                    317,286
Gross  Operating  Revenue                                 207,782
Income  Tax  Expense                                          381
Other  Operating  Expenses                                202,514
Total  Operating  Expenses                                202,895
Operating  Income                                          4,887
Other  Income,  Net                                         2,121
Income  Before  Interest  Expense                            7,008
Total  Interest  Expense                                    5,193
Loss  from  discontinued  operations                       (1,530)
Net  Income(loss)                                            285
Preferred  Stock  Dividends                                   779
Earnings  Available  for  Common  Stock                       (494)
Common  Stock  Dividends                                    2,256
Total  Interest  On  Bonds                                   3,481
Cash  Flow  from  Operations                                11,799
Earnings  Per  Share  -  Primary                              (.09)
Earnings  Per  Share  -  Diluted                               (.09)

                 (Dollars in thousands except per share amounts)




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